UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2006

DISTRIBUTED POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18260	52-1659436
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main St. Washington VA 22747

(Address of Principal Executive Office) (Zip Code)

540-675-3149

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 and Item 8.01  Change in Control of the Registrant, Election of a Director and Other Events

On September 26, 2006, Belmont Partners, LLC (“Belmont”) purchased a controlling interest in Distributed Power, Inc. (the “Company”) and on the same date entered into a purchase agreement with Mike Nemeh to convey greater than 50% of the company’s outstanding Common Stock (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, a portion of the price for the Common Stock was paid at closing and a promissory note was delivered by Mr. Nemeh for the balance of the purchase price (the “Note”).

Pursuant to the terms of the Note, upon a default, Belmont was to receive an immediate option to purchase up to 1 billion shares of the Company for $.000001 per share.  Because there was a default under the Note, Belmont provided notice of the default to Mr. Nemeh in November, 2006 and, in December, 2006, sent Mr. Nemeh a check for $.000001 per share to purchase Mr. Nemeh’s shares.

As a result of the default and payment for Mr. Nemeh’s shares, Belmont is now the majority shareholder of the Company and has acted by written consent to appoint Joseph Meuse as a Director of the Company.  Belmont plans to remove members of the board of directors other than Mr. Meuse.

Joseph J. Meuse attended the College of William and Mary from 1990 to 1993. He has been a practicing corporate restructuring and reverse mergers since 1995 and has been a Managing Partner at Belmont Partners, LLC since 2003.  Additionally, Mr. Meuse maintains a position as a Board member of the following companies: Volcanic Gold, Inc., Teleservices Internet Group, Inc., Pivotal Technologies, Inc., Discas, Inc., Aztec Technology Partners, Inc., MediaX Corporation, Niagara Systems, Inc., Comprehensive Medical Diagnostics Group, Inc., Retail Holdings, Inc., NuOasis Laughlin, Inc., and Big Red Gold, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

DISTRIBUTED POWER, INC.

Date: March 31, 2007	By:	/s/ Joseph Meuse
Joseph Meuse Director

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